SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                    HOMESTAKE MINING COMPANY
       (Exact Name of Registrant as Specified in Charter)


      Delaware              1-8736              94-2934609
     (State of         (Commission File      (I.R.S. Employer
   incorporation)          Number)         Identification No.)

  650 California                                 94108-2788
      Street                                     (Zip Code)
  San Francisco,
    California
    (Address of
principal executive
      office)
                         (415) 981-8150
                     (Registrant's telephone
                     number, including area
                              code)
Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class               Name of each exchange on
    to be so registered                         which
                                         each class is to be
                                             registered

            None



     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:
   $150,000,000 5-1/2% Convertible Subordinated Notes due 2000
                        (Title of class)


                        (Title of class)

                               1


Item 1.   Description of Registrant's Securities to be
Registered.

     The following description of the $150,000,000 5-1/2% Convertible Subordinated Notes due 2000 ("Notes") of Homestake Mining Company (the "Company") does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Notes and the Indenture ("Indenture") dated as of June 23, 1993 between the Company and The Chase Manhattan Bank, Trustee (the "Trustee"). A copy of the Indenture is incorporated by reference in this registration statement. Wherever particular defined terms of the Indenture are referred to (including the Notes and the various forms thereof), such defined terms are incorporated herein by reference.

GENERAL


     The Notes were issued on June 23, 1993 and will mature on June 23, 2000. The Notes bear interest at the rate of 5 1/2% per annum, payable semi-annually in arrears on June 23 and December
23 of each year.  (Section 301 of the Indenture)

     The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Debt (as defined below) of the Company. Neither the Notes nor the Indenture limits or restricts the amount of or the terms and conditions of other indebtedness which may be incurred or issued by the Company or contains any financial or similar covenants of, or restrictions on, the Company. (Articles Eleven and Fourteen of the Indenture)

FORM AND DENOMINATION


     The Notes were offered (i) in offshore transactions pursuant to Regulation S and (ii) within the United States in reliance on Rule 144A. The Notes sold in offshore transactions pursuant to Regulation S may be held in bearer form, with interest coupons ("Bearer Notes"), or in definitive, registered form.

     Each Bearer Note carries the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Those sections provide that a U.S.
taxpayer who holds Bearer Notes, with certain exceptions, will not be entitled to deduct loss on the Bearer Notes and will not be entitled to capital gains treatment that might otherwise be applicable to any gain on any sale, exchange, redemption or other disposition of Bearer Notes. (Section 202(a) of the Indenture)

     The Notes that were offered in the United States in reliance on Rule 144A may be held only (i) in definitive, registered form without interest coupons, in denominations of U.S.$5,000 or integral multiples thereof, or (ii) through the facilities of The Depository Trust Company ("DTC"), in the form of a Global Registered Note without interest coupons. Owners of beneficial interests in any Global Registered Note hold such interest pursuant to the procedures and

                               2


practices of DTC and must exercise
any rights (including any right to convert, exchange or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners are not Note holders ("Holders"), and will not be entitled to any rights under any Note or the Indenture, with respect to any Global Registered Note. The Company and the Trustee, and any of their respective agents may treat DTC as the Holder and owner of any Global Registered Note. Beneficial interests in a Global Registered Note may be exchanged for Notes in definitive, registered form without interest coupons, in the denominations referred to above and vice versa, as provided in the Indenture. (Articles Two and Three of the Indenture)

SUBORDINATION


     The payment of the principal of and interest on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment. In the event of the acceleration of the maturity of any Notes, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment. No payments on the Notes may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof. (Sections 1401, 1402 and 1403 of the Indenture)

     "Senior Debt" is defined to mean all amounts owing with respect to the following, whether outstanding at the date of execution of the Indenture or thereafter incurred or created:
(a) indebtedness of the Company for money borrowed or evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including securities, (b) indebtedness of the Company to banks or financial institutions evidenced by notes or other written obligations, (c) indebtedness of the Company evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument,
(d) indebtedness of others of the kinds described in the preceding clauses (a), (b), and (c) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, (e) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under United States generally accepted accounting principles and
(f) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, the indebtedness described in the preceding clauses
(a) through (e) whether or not there is any notice to or consent of the Holders of Notes; except (i) indebtedness and advances among the Company and its direct and indirect Subsidiaries, and
(ii) any particular indebtedness, deferral, renewal, extension or refunding, if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not Senior Debt. (Section 101 of the Indenture)

                               3


     By reason of such subordination, in the event of insolvency, Holders of the Notes may recover less, ratably, than holders of Senior Debt and other creditors of the Company. Because the Company's principal operations are conducted through subsidiaries, the rights of its creditors, including the Holders of the Notes, to participate in the assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. As of November 22, 1996, virtually all of the Company's consolidated debt other than the Notes was at the subsidiary level. The Indenture does not prohibit or limit the incurrence of Senior Debt.

CONVERSION RIGHTS


     Each Note will be convertible into Common Stock at the Conversion Rate at any time on or after the receipt of definitive Notes (see "Form and Denomination" above) and prior to maturity, unless previously redeemed or repurchased. The right to convert Notes called for redemption will terminate at the close of business on the Redemption Date and will be lost if not exercised prior to that time. If a Holder exercises his right to require the Company to repurchase Notes upon the occurrence of a Change in Control (defined below), such Holder's right to convert such Notes will terminate at the close of business on the fifth Trading Day prior to the Repurchase Date and will be lost if not exercised prior to that time. See "Certain Rights to Require Purchase of Notes" below. (Sections 1301 and 1502 of the Indenture)

     As of November 22, 1996, the Conversion Rate is 43.36 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $23.06 per share), subject to adjustment in certain events. On November 22, 1996, the last reported sale price for the Company's Common Stock as reported on the New York Stock Exchange was $15.125 per share.

     The Conversion Rate is subject to adjustment in certain events, including (a) the declaration and payment of dividends and other distributions in Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the current market price (determined as provided in the Indenture) on the record date for such issuance, (c) subdivisions, combinations and reclassifications of Common Stock, (d) the distribution to all holders  of  Common  Stock of evidences of  indebtedness  of  the
Company or other assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid exclusively in cash),
(e) distributions (other than quarterly dividends declared or paid in accordance with the Company's practice as established from time to time) consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above or cash distributed upon a merger or consolidation to which the immediately succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with
(i) all other such all-cash distributions (other than quarterly dividends declared or paid in accordance with the Company's practice as established from time to time) made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or

                               4


any  of its Subsidiaries for Common Stock  concluded
within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its Subsidiaries which involves an aggregate consideration that, together with (i) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions (other than quarterly dividends declared or paid in accordance with the Company's practice as established from time to time) referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. In addition to the foregoing adjustments, the Company will be permitted to make such increases in the Conversion Rate, for the remaining term of the Notes or any shorter term, as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. No adjustment in the Conversion Rate will be made until such adjustment would require an increase or decrease of at least 1% of such rate, provided that any adjustment that would otherwise be made will be carried forward and taken into account in the computation of any subsequent adjustment. (Section 1304 of the Indenture)

     In case of certain consolidations or mergers to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company, each Note then Outstanding will, without the consent of any Holders of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which such Notes could have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer and received per share the kind and amount so received per share by the holders of a plurality of the non-electing shares. (Section 1311 of the Indenture)

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of a Conversion Agent (see "Payment and Method of Conversion" below), accompanied by a duly signed and completed notice of conversion. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. Each Bearer Note delivered for conversion must be delivered with all coupons with interest payment dates after the date of conversion, as provided in the Indenture. Coupons with interest payment dates on or before the date of conversion and not in default will be payable against surrender thereof, and coupons so maturing but in default will continue to be payable, as set forth in the Indenture, notwithstanding the exercise of the right of conversion by the Holder of the Note to which the coupons appertain, but coupons maturing after the date of conversion will not be paid. Interest payable on a Registered Note on any Interest Payment Date that is on or prior to the date such Note is surrendered for conversion will be payable to the registered Holder thereof as of the Regular Record Date (as defined below) next preceding such

                               5


Interest Payment Date, notwithstanding the exercise of the right of conversion. Each Registered Note surrendered for conversion during the period from the close of business on the Regular
Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except a Note called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive on such Interest Payment Date. Except for payment of such interest on Registered Notes that are surrendered for conversion and are accompanied by payment as described above, no interest will be payable on any Notes surrendered for conversion, or on any appurtenant coupons, in respect of any Interest Payment Date after the date of conversion. Therefore, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption has been issued or a Change in Control has occurred (except in the limited circumstances regarding Registered Notes as described above). No other payment or adjustment for interest, or for any cash dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued on conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the date of conversion. (Articles Two and Thirteen of the Indenture)

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of (x) any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note, and (y) any tax arising under Section 897 or 1445 of the United States Internal Revenue Code of 1986, as amended (the "Code"), without receiving any Additional Amounts (as described below under "Payment of Additional Amounts") with respect thereto. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties. if any, payable by the Holder have been paid. (Sections 1302 and 1308 of the indenture)

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment, as provided in the Indenture, based upon the market price of the Common Stock on the day of conversion. (Section 1303 of the Indenture)

     If at any time, (a) the Company makes a distribution of property to its shareholders or purchases Common Stock in a tender offer and such distribution or purchase would be taxable to such shareholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the Conversion Rate of the Notes is increased, or (b) the Conversion Rate of the Notes is increased at the discretion of the Company, such increase may be deemed to be the payment of a taxable dividend to Holders or beneficial owners of Notes (pursuant to Section 305 of the Code), and, in the case of Holders or beneficial owners who are United States Aliens, subsequent payments on the Notes up to the amount of the deemed taxable dividend may be reduced as a result of United States federal withholding tax at the rate of 30% (or such lower rate as may be provided by an applicable tax treaty). See "Payment of Additional Amounts" below.

                               6


     A description of the Common Stock into which the Notes may be converted is set forth in the Company's S-4 Registration Statement No. 33-48526, filed on June 10, 1992, which description is incorporated by reference in this registration statement.

REDEMPTION


     Redemption at the Option of the Company

     No sinking fund is provided for the Notes. The Notes may be redeemed, at the option of the Company, in whole but not in part, upon not more than 60 nor less than 30 days' notice prior to the Redemption Date (which notice will be irrevocable), as provided under "Notices" below, at any time on or after June 23, 1996 at a Redemption Price equal to 100% of the principal amount plus accrued interest to the Redemption Date. (Section 202 of the Indenture)

     Redemption for Taxation Reasons

     The Notes (including both Bearer and Registered Notes) may also be redeemed at the option of the Company, in whole but not in part, at any time upon not more than 60 nor less than 30 days' prior notice (which notice will be irrevocable), as provided under "Notices" below, at a Redemption Price equal to 100% of the principal amount plus accrued interest to the Redemption Date, together with any Additional Amounts (as described below under "Payment of Additional Amounts") if the Company has or will become obligated to pay such Additional Amounts as a result of any change in, or amendment to, the laws (including any regulation or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings, and such obligation cannot be avoided by the Company taking reasonable measures available to it; provided, that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were the Company to make a payment in respect of the Notes and (2) at the time such notice of redemption is given, the obligation to pay such Additional Amounts (at the time of payments in respect of the Notes) remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) a certificate stating that the conditions precedent to the right of the Company so to redeem have occurred and (b) a written opinion of independent counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts (at the time of payments in respect of the Notes) as a result of such change or amendment. The Company's right to redeem the Notes shall continue as long as the Company is obligated to pay such Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts. (Sections 202(a) and 202(b) of the Indenture)

     In addition, if the Company determines, based upon a written opinion of independent counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, that any payment made outside the United States by the Company or any of its Paying Agents of the full amount of principal or interest due with respect to any Bearer Note or coupon

                               7


appertaining  thereto
would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind (other than the Initial Certification), the effect of which is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bearer Note or coupon who is a United States Alien (other than such a certification or identification or other information reporting requirement (a) which would not be applicable to a payment made by the Company or any one of its Paying Agents
(i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, (b) which can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is a United States Alien, provided, that in each case referred to in Clauses (a) (ii) and (b) above, payment by such custodian, nominee or other agent to such beneficial owner is not otherwise subject to any such requirement, or (c) which would not be applicable but for the fact that such Bearer Note constitutes a "United States real property interest," as defined in Section 897(c)(1) of the Code, with respect to the beneficial owner of such Bearer Note, each of the foregoing an "Allowed Certification"), the Company at its election will either (x) redeem the Bearer and Registered Notes, in whole but not in part, at a Redemption Price equal to 100% of the principal amount plus accrued interest to the Redemption
Date,  or  (y)  if  and so long as the conditions  of  the  final paragraph under "Payment of Additional Amounts" are satisfied, pay the Additional Amounts specified in such paragraph. The Company will make such determination and election and give notice (the "Determination Notice") to the Trustee thereof in writing as soon as practicable, and the Trustee will promptly publish such determination, in each case stating the effective date of such certification, identification or information reporting requirement, whether the Company will redeem the Notes or will pay the Additional Amounts specified in the final paragraph under "Payment of Additional Amounts" and (if applicable) the last date by which the redemption of the Notes must take place. If the Company elects to redeem the Notes, such redemption shall take place on a date, not later than one year after publication of the Determination Notice, as the Company elects by notice in writing to the Trustee, provided that such notice is given at least 75 days before the Redemption Date, unless shorter notice is acceptable to the Trustee. Notwithstanding the foregoing, the Company will not so redeem the Notes if the Company, based upon a written opinion of independent counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, subsequently determines, not less than 30 days prior to the Redemption Date, that subsequent payments would not be subject to any such requirement, in which case the Company will notify the Trustee in writing, and the Trustee will promptly give notice to the Holders of the Notes of that determination and any earlier Determination Notice will thereupon be revoked and of no further effect. If the Company elects as provided in clause (y) above to pay Additional Amounts, the Company may, as long as the Company is obligated to pay such Additional Amounts, redeem all the Notes, at any time, in whole but not in part, at a Redemption Price equal to 100% of the principal amount plus accrued interest to the Redemption Date, together with any Additional Amounts the Company is obligated to pay pursuant to the final paragraph under "Payment of Additional Amounts". (Sections 202(a) and 202(b) of the Indenture)

     Holders of Registered Notes should be aware that their Notes may  be  redeemed in accordance with the provisions described  in
the   preceding   paragraph  as  a  result  of  a  certification,

                               8


identification or other information reporting requirement that applies only to Holders of Bearer Notes and which does not otherwise adversely affect Holders of Registered Notes.

     The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the
Company may, to the extent permitted by applicable law, be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid and all unmatured coupons attached to them or surrendered with them may not be re-issued or resold and will be canceled promptly.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF NOTES


     If a Change in Control (as defined below) occurs, each Holder of Notes will have the right, at the Holder's option, to require the Company to purchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 45 days after the date the Company gives notice of the Change in Control at a price (the "Repurchase Price") equal to 100% of the principal amount plus accrued interest to the Repurchase Date.
(Section 1501 of the Indenture) Prior to the Repurchase Date, the Company shall deposit with a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Notes which are to be repaid on the Repurchase Date. (Section 1503 of the Indenture)

     On or before the 30th day after the occurrence of a Change in Control, the Company is obligated to give notice of the occurrence of such Change in Control, the date by which the repurchase right must be exercised, the Repurchase Price, the Repurchase Date and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Note must deliver, on or before the 5th day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with the certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. (Section 1502 of the Indenture)

     A Change in Control will be deemed to have occurred at such time as:

          (1) any Person (including any group deemed to be a "person" under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, any subsidiary of the Company or any employee benefit plan) of the Company or any subsidiary or any person or entity organized, appointed or established by the Company or such subsidiary for or pursuant to the terms of any such plan, is or becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Company entitling such Person to exercise more than 50% of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors; or

          (2) there occurs (x) any consolidation of the Company with, or merger of the Company into, any other Person, (y) any merger of another Person into the Company, or (z) any sale or transfer of all or substantially all of the assets of the Company to another

                               9


     Person (other than a merger which
     does not result in any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common
     Stock);

provided, however, that a Change of Control shall not be deemed to have occurred if at least 80% of the value of the consideration paid to holders of Common Stock who fail to exercise any rights of election as to the kind and amount of consideration payable in connection with such transaction or transactions consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market System and as a result of such transaction or transactions the Notes become convertible into such consideration.

     The Company may not purchase any Note upon the occurrence of a Change in Control at any time when the subordination provisions of the Indenture would prohibit the Company from making payments of principal in respect of the Notes. Failure by the Company to repurchase the Notes when required upon the occurrence of a Change in Control will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     The   foregoing  provisions  would  not  necessarily  afford
Holders of the Notes protection in the event of highly leveraged transaction or certain other transactions involving the Company that could adversely affect Holders.

     The effect of the foregoing repurchase rights may make it more difficult for any person or group to acquire control of the Company or to effect a business combination with the Company. If a Change in Control were to occur, there can be no assurance that the Company would have funds sufficient to pay the Repurchase Price for all of the Notes that might be tendered by the Holders thereof seeking to exercise the repurchase right.

PAYMENT OF ADDITIONAL AMOUNTS


     The Company will pay to the Holder of any Note or any coupon appertaining thereto who is a United States Alien, as additional interest, such Additional Amounts as may be necessary in order that every net payment on such Note (including payment of the principal of and interest on such Note and payment through the delivery of shares of Common Stock upon conversion but not including any payment with respect to such Common Stock), after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision thereof or taxing authority therein, will not be less than the amount provided for in such Note or in such coupon to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

     (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder or beneficial owner of such Note (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust, a partnership or a corporation) and the United States or any political

                               10


subdivision or taxing authority  thereof
or therein, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's or beneficial owner's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax;

     (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Note or any coupon appertaining thereto for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

     (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

     (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note or any coupon appertaining thereto, if compliance is required by statute or by any Treasury Regulation as a precondition to exemption from such tax, assessment or other governmental charge and, in the case of a Bearer Note, the Company has received the opinion referred to in the second paragraph under "Redemption Redemption for Taxation Reasons" above;

     (e) any tax, assessment or other governmental charge which is not payable by deduction or withholding from payments of principal of or interest on such Note;

     (f) any tax, assessment or other governmental charge imposed as a result of a person's past or present actual or constructive ownership (including by virtue of the right to convert Notes) of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

     (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or interest on such Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

     (h) any tax, assessment or other governmental charge which would not have been imposed but for the fact that such Note constitutes a "United States real property interest" as defined in Section 897(c)(1 ) of the Code with respect to the beneficial owner of such Note; or

     (i)  any combination of items (a), (b), (c), (d), (e),  (f),
(9) and (h);

nor shall such Additional Amounts be paid with respect to a payment on a Note or coupon to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership

                               11


or  a  beneficial
owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the Holder of such Note or coupon. (Sections 202(a) and 202(b) of the Indenture)

     Notwithstanding the foregoing, if and so long as a certification, identification or other information reporting requirement referred to in the second paragraph under
"Redemption Redemption for Taxation Reasons" above (without regard to whether the Company has obtained the opinion referred to therein) would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect, by so stating in the Determination Notice, to have the provisions of this paragraph apply. In such event, the Company will pay as Additional Amounts such amounts as may be necessary so that every net payment made, following the effective date of such requirements, outside the United States by the Company or any Paying Agent of principal due in respect of any Bearer Note, or interest represented by any coupon, the beneficial owner of which is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge other than such a tax or charge that is (a) the result of the failure to provide an Allowed Certification or (b) imposed as a result of the fact that the Holder or beneficial owner of such Note or coupon is within the category of persons described in Clause (a) of the first paragraph under "Payment of Additional Amounts" or (c) imposed as a result of presentation of such Note or coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later, or (d) imposed as a result of a person's past or present actual or constructive ownership (including by virtue of the right to convert Notes) of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, will not be less than the amount provided for in such Note or coupon to be then due and payable. (Sections 202(a) and 202(b) of the Indenture)

PAYMENT AND METHOD OF CONVERSION


     Bearer Notes and coupons will be payable in dollars against surrender thereof, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time and at which, at the option of the Holder, such payment will be made by dollar check drawn on a bank in New York City or by transfer to a dollar account maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Note or coupon will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Company in the United States, nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments with respect to Bearer Notes and coupons may be made at an office or agency of the Corporate Trust Office of the Trustee in New York City if payment at all paying agencies outside the United States is illegal or effectively precluded because of the imposition of exchange controls or other similar restrictions. It would be the responsibility of the payee to establish and maintain such a dollar account. (Section 202(a) of the Indenture)

                                12


     Registered Notes will be payable in dollars, against surrender thereof at the Corporate Trust Office of the Trustee in New York City or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account maintained by the Holder with, a bank in New York City. Payment of any installment of interest on Registered Notes will be made to the person in whose name such
Note is registered in the Security Register at the close of business on the June 8 or December 8 immediately preceding the relevant Interest Payment Date (the "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Registrar not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registered Notes in excess of U.S.$5,000,000) maintained by the Holder with a bank in New York City. (Section 202(b) of the Indenture)

     Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date and no interest shall accrue for the period from and after such date. (Section 202 of the Indenture)
"Business Day", as defined in the Indenture, when used with respect to any Place of Payment, Place of Conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or that Place of Payment, Place of Conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

     Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States. In addition, Registered Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in New York City and, if conversion at all Conversion Agents outside the United States is illegal or effectively precluded because of the imposition of exchange controls or similar restrictions, Bearer Notes may be surrendered for conversion at such Corporate Trust Office. Notes surrendered for conversion must be accompanied by appropriate notices (including a duly signed and completed notice of conversion), any unmatured coupons and any payments in respect of interest or taxes as applicable, as described above under "Conversion Rights." As promptly as practicable on or after the conversion date, the Company shall issue and deliver at the office of such Conversion Agent a certificate or certificates for the number of full shares of newly issued Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share. (Sections 202 and 1302 of the Indenture)

     Bearer Notes must be presented for payment upon redemption together with all unmatured coupons, failing which the amount of any missing unmatured coupons will be deducted from the sum due for payment. Each amount so deducted will be paid in the manner mentioned above against surrender of the related missing coupon. Interest payable on Bearer Notes on any Redemption Date or Repurchase Date which is an Interest Payment Date will be paid to the Holders of the coupons maturing on such Interest Payment Date. Interest payable on Registered Notes on any Redemption Date or Repurchase Date that is an Interest Payment Date will be paid to Holders of record reflected on the Security Register on the immediately preceding Regular Record Date. (Sections 1206 and 1501 of the Indenture)

                               13


     Payments of principal upon redemption, delivery of Common Stock upon conversion and payments of cash, if any, in lieu of fractional shares upon conversion of a Note will be made, in each case, only upon delivery by the Holder of the Note of written certification (a "Section 897 Certification"), in the form required by the Indenture, either (i) stating whether the Note does or does not constitute a "United States real property interest" as defined in Section 897 of the Code and the regulations thereunder with respect to the beneficial owner of the Note or (ii) stating that the beneficial owner of the Note is not a United States Alien. See "United States Taxation United States Alien Holders Foreign Investment in Real Property Tax Act." (Section 202 of the Indenture)

     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note or any coupon appertaining thereto will thereafter look only to the Company for payment thereof without interest after the date payment has become due and payable; provided, however, that all such amounts payable in respect of Bearer Notes will be payable only outside the United States within the meaning of
Section 1.163-5(c)(2)(v) of the Treasury Regulations. (Section 1103 of the Indenture)

PAYING AGENTS AND CONVERSION AGENTS


     The  Company  has appointed as Paying Agents and  Conversion
Agents: (1) The Chase Manhattan Bank, 4 Chase Metro Tech Center, Brooklyn, NY 11245; (2) The Chase Manhattan Bank, Woolgate House, Coleman Street, London, England EC2P 2HD; and (3) Chase Manhattan Bank Luxembourg, S.A., 5 Rue Plaetis, L-2338 Luxembourg. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent or appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, the Company will maintain an office or agency in New York City for payments with respect to Registered Notes and for surrender of Notes for conversion (but only in the circumstances described in the first and fourth paragraphs under "Payment and Method of Conversion," and not otherwise, with respect to Bearer Notes), and in a Western European city (which, so long as the Notes are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, will be Luxembourg) for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "Notices" below. (Section 1102 of the Indenture)

EVENTS OF DEFAULT


     The  following  are Events of Default under  the  Indenture:
(a) failure to pay principal when due, whether or not such failure is a result of the subordination provisions of the Indenture, (b) failure to pay any interest when due, which failure continues for 30 days, whether or not such

                               14


failure  is  a
result   of   the  subordination  provisions  of  the  Indenture,
(c) failure to perform any covenant of the Company in the Indenture, which failure continues for a period of 60 days after written notice as provided in the Indenture (which period, in certain circumstances, may be extended by an additional 30 days),
(d) failure to pay at final maturity (either at stated maturity or on acceleration of the maturity of) the principal of any Indebtedness (as defined below) in excess of $20 million if such default in payment or acceleration has not been cured or rescinded, and (e) certain events of bankruptcy, insolvency or reorganization. Indebtedness is defined to mean obligations (other than non-recourse obligations) of, or guaranteed or assumed by, the Company for borrowed money, including obligations evidenced by bonds, debentures, notes or similar instruments. (Section 501 of the Indenture)

     If an Event of Default shall occur and be continuing (the default not having been cured or waived as provided below under "Meetings, Modification and Waiver"), (i) the Trustee upon the direction of the Holders of 40% in aggregate principal amount of the Notes then Outstanding or (ii) the Holders of 40% in aggregate principal amount of the Notes then Outstanding, may declare the principal of the Notes plus accrued interest to the date of declaration to be due and payable, and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the Holders of a majority in aggregate principal amount of the Notes then Outstanding or by a resolution adopted by Holders of 66-2/3% in aggregate principal amount of the Notes represented at a meeting at which a quorum (as specified under "Meetings, Modification and Waiver" below) is present, in each case upon the conditions provided in the Indenture. (Sections 502 and 513 of the Indenture)

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 40% in aggregate principal amount of the Outstanding Notes also shall have made written request to the Trustee to institute such proceeding, such Holder has offered to the Trustee reasonable indemnity, the Trustee for 60 days after receipt of such notice has failed to institute such proceeding, and no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding
Notes. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. The Indenture provides that the Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. (Sections 507, 508 and 512 of the Indenture)

     The Company will be required to furnish annually to the Trustee a statement as to the fulfillment of it obligations under the Indenture. (Section 1108 of the Indenture)

                               15


CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE


     The Company may not consolidate with or merge into any other Person or convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person (other than a wholly owned Subsidiary of the Company) to consolidate with or merge into the Company or convey, transfer, sell or lease all or substantially all of its properties and assets to the Company unless, among other things, immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 801 of the Indenture)

MEETINGS, MODIFICATION AND WAIVER


     The Indenture contains provisions for convening meetings  of
the   Holders  of  Notes  to  consider  matters  affecting  their interests.

     The Indenture (including the terms and conditions of the Notes and coupons) may be modified or amended by the Company and the Trustee, without the consent of the Holder of any Note or coupon, for the purposes of (a) adding to the covenants of the
Company for the benefit of the Holders of Notes or coupons; (b) surrendering any right or power conferred upon the Company; (c) removing or relaxing the restrictions on the payment of principal or interest in respect of Notes in the United States to the extent then permitted under applicable Treasury Regulations, and provided no adverse consequences would result to any Holder of the Notes; (d) providing for the conversion rights of Holders of Notes in the event of any consolidation of the Company with, or merger of the Company into, any other Person, or the conveyance, transfer, sale or lease of all or substantially all of the properties and assets of the Company; (e) evidencing the succession of another Person to the Company and the assumption by such successor of the covenants and obligations of the Company thereunder and in the Notes and the coupons as permitted by the Indenture; or (f) curing any ambiguity or correcting or supplementing any inconsistent or defective provision contained in the Indenture, or making any other provisions which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the Holders of Notes or coupons in any material respect. (Section 901 of the Indenture)

     Modifications of and amendments to the Indenture (including the terms and conditions of the Notes and coupons) may also be made, and certain past defaults by the Company may be waived, either (a) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (b) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66-2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Note or coupon so affected, (a) change the Stated Maturity of the principal of, or any installment of interest on, any such Note; (b) reduce the principal amount of, or interest on, any such Note; (c) change the obligation of the Company to pay Additional Amounts as described above (except as otherwise

                               16


permitted by the Indenture); (d) change the currency of payment of such Note or interest thereon; (e) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity or Redemption Date of any Note; (f) modify the obligation of the Company to maintain an office or agency in New York City and in a European city; (g) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the conversion rights of Holders of the Notes:
(h) modify the subordination provisions of the Notes in a manner adverse to the Holders of Notes or coupons; (i) reduce the percentage in aggregate principal amount of Notes Outstanding necessary to modify or amend the Indenture or to waive certain past defaults; (j) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted; or (k) modify the provisions requiring the delivery of such information as may be required to permit certain resales under the Securities Act in the event the Company ceases to be subject to the reporting requirements under the Exchange Act. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (Sections 902 and 1004 of the Indenture)

TRANSFER AND EXCHANGE


     At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Notes (with all unmatured coupons, except as provided below) will be exchangeable at any time after the Exchange Date into an equal aggregate principal amount of Registered Notes, and Registered Notes will be exchangeable at any time into an equal aggregate principal amount of Registered Notes of different authorized denominations. Bearer Notes surrendered in exchange for Registered Notes between a Regular Record Date (as defined under "Payment and Method of Conversion" above) and the relevant Interest Payment Date will not be required to be surrendered with the coupons relating to such Interest Payment Date. Registered Notes may not be exchanged for Bearer Notes. (Section 305 of the Indenture)

     Notes may be presented for exchange at the office of any Transfer Agent or at the office of the Registrar, and Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of any Transfer Agent or at the office of the Registrar, without service charge but upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the Transfer Agent or the Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request and, with respect to Registered Notes, upon registration of such transfer in the Security Register, and subject to such reasonable regulations as the Company may from time to time agree with the Transfer Agents and the Registrar, all as described in the Indenture. Registered Notes may be transferred in whole or in part in the amount of $5,000 or any integral multiple thereof. (Section 305 of the Indenture)

     The  Company has appointed as Registrar The Chase  Manhattan
Bank, acting through its Corporate Trust Offices in New York City and as Transfer Agent The Chase Manhattan Bank

                               17


acting through its
Corporate Trust Offices in New York City and London. The Company reserves the right to vary or terminate the appointment of the Registrar or of any Transfer Agent or to appoint additional or other registrars or transfer agents or to approve any change in the office through which any Registrar or any Transfer Agent acts, provided that there will at all times be a Registrar in New York City and a Transfer Agent in a Western European city, and provided that so long as the Notes are listed on the Luxembourg Stock Exchange, and such exchange shall so require, the Company will maintain a Paying Agent, a Conversion Agent and a Transfer Agent in Luxembourg. (Section 1102 of the Indenture)

TITLE


     Title to the temporary Global Note, the Bearer Notes and the coupons will pass by delivery. The Company, the Trustee, the Registrar, the Transfer Agent, any Paying Agent and any Conversion Agent shall treat the Holder of any Bearer Note, the Holder of any coupon and the registered owner (as reflected in the Security Register) of any Registered Note as the absolute owner thereof (whether or not such Note or coupon shall be overdue and notwithstanding any notice of ownership or writing thereon, or any notice of previous loss or theft or other interest therein) for the purpose of making payment and for all other purposes. (Sections 202(a) and 202(b) of the Indenture)

NOTICES


     Notice  to  Holders of the Bearer Notes  will  be  given  by publication in Authorized Newspapers (as set forth in the Indenture) in London and, so long as the Notes are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in Luxembourg or, if publication in either London or Luxembourg is not practical, elsewhere in Western Europe. Such publication is expected to be made in the Financial Times and the Luxemburger Wort. Notices to Holders of Registered Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such publication or, if published in such Authorized Newspapers on different dates, on the date of the first such publication, or on the date of such mailing, as the case may be. (Sections 101 and 105 of the Indenture)

     Notice of intention to redeem Notes will be given at least once not more than 60 nor less than 30 days prior to the Redemption Date (which notice shall be irrevocable). Notices of redemption will specify the Redemption Date and the applicable Redemption Price. (Section 1204 of the Indenture)

REPLACEMENT OF NOTES AND COUPONS


     Notes (including any coupons appertaining to Bearer Notes) that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or, in the case of Bearer Notes, a Transfer Agent outside the United States of the Notes and coupons or evidence of the loss, theft or destruction thereof satisfactory to the

                               18


Company
and the Trustee. In the case of a lost, stolen or destroyed Note or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note or coupon before a replacement Note (with the relevant coupons appertaining thereto, if any) or coupon will be issued. (Section 306 of the Indenture).

LIMITATIONS OF CLAIMS IN BANKRUPTCY



     If a proceeding is commenced in respect of the Company under the United States Bankruptcy Code, the claims of Holders will be limited to 100% of the principal amount plus any interest that has accrued from the date of issue to the commencement of the proceeding.

GOVERNING LAW



  The Indenture, the Notes and the coupons are governed by and will be construed in accordance with the law of the State of New
York. (Section 110 of the Indenture)

                               19



Item 2.   Exhibits

            Description

Exhibit
No.

3.1         Restated Certificate of Incorporation of
            Homestake Mining Company (incorporated by reference to Exhibit 3.1 to the Registrant's
            Registration Statement No. 33-48526 on Form S-4 filed on June 10, 1992 (the "S-4 Registration
            Statement")).

3.2         Amendment to Restated Certificate of
            Incorporation of Homestake Mining Company dated
            June 3, 1991 (incorporated by reference to
            Exhibit 3.2 to the S-4 Registration Statement).

3.3         Certificate of Correction of the Restated
            Certificate of Incorporation of Homestake Mining
            Company dated February 10, 1992 (incorporated by reference to Exhibit 3.3 to the S-4 Registration
            Statement).

3.4 Certificate of Designation of Series A Participating Cumulative Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Series of Preferred Stock of Homestake Mining Company (incorporated by reference to Exhibit 2 to Registrant's Registration Statement Form 8-A dated October 16, 1987).

3.5 Amendment to Certificate of Designation of Series A Participating Cumulative Preferred Stock of Homestake Mining Company (incorporated by reference to Exhibit 3.6 to the Registrant's Report on Form 8-K dated November 20, 1996).

3.6         Bylaws (as amended) of Homestake Mining Company
            (incorporated by reference to Exhibit 3.4 to the Registrant's Form 10-Q Report for the Quarterly
            Period ended March 31, 1995).

3.7         Rights Agreement dated October 16, 1987
            (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated October 16, 1987).

4.1 Indenture dated as of January 23, 1993 between Homestake Mining Company, Issuer and The Chase Manhattan Bank, N.A., Trustee, with respect to U.S.$150,000,000 principal amount of 5-1/2%
            Convertible Subordinated Notes due January 23, 2000 (incorporated by reference to Exhibit 4.2 to the Registrant's form 8-K Report dated as of June 23, 1993).

                               20


                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                         HOMESTAKE MINING COMPANY



                         By:
                         Name:     Wayne Kirk
                         Title:    Vice President, General Counsel
                                   and Corporate Secretary

Dated November 27, 1996

                               21



                        INDEX TO EXHIBITS

Exhibit     Description
No.

3.1         Restated Certificate of Incorporation of
            Homestake Mining Company (incorporated by reference to Exhibit 3.1 to the Registrant's
            Registration Statement No. 33-48526 on Form S-4 filed on June 10, 1992 (the "S-4 Registration
            Statement")).

3.2         Amendment to Restated Certificate of
            Incorporation of Homestake Mining Company dated
            June 3, 1991 (incorporated by reference to
            Exhibit 3.2 to the S-4 Registration Statement).

3.3         Certificate of Correction of the Restated
            Certificate of Incorporation of Homestake Mining
            Company dated February 10, 1992 (incorporated by reference to Exhibit 3.3 to the S-4 Registration
            Statement).

3.4 Certificate of Designation of Series A Participating Cumulative Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Series of Preferred Stock of Homestake Mining Company (incorporated by reference to Exhibit 2 to Registrant's Registration Statement Form 8-A dated October 16, 1987).

3.5 Amendment to Certificate of Designation of Series A Participating Cumulative Preferred Stock of Homestake Mining Company (incorporated by reference to Exhibit 3.6 to the Registrant's Report on Form 8-K dated November 20, 1996).

3.6         Bylaws (as amended) of Homestake Mining Company
            (incorporated by reference to Exhibit 3.4 to the Registrant's Form 10-Q Report for the Quarterly
            Period ended March 31, 1995).

3.7         Rights Agreement dated October 16, 1987
            (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated October 16, 1987).

4.1 Indenture dated as of January 23, 1993 between Homestake Mining Company, Issuer and The Chase Manhattan Bank, N.A., Trustee, with respect to U.S.$150,000,000 principal amount of 5-1/2%
            Convertible Subordinated Notes due January 23, 2000 (incorporated by reference to Exhibit 4.2 to the Registrant's form 8-K Report dated as of June 23, 1993).

                               22